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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                             Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12

Capital One Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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YOUR VOTE IS IMPORTANT

Dear Stockholder,

We are writing to you today regarding your investment in Capital One Financial Corporation. The date of our 2023 Annual Stockholder Meeting is quickly approaching and our records show that your shares have yet to be voted.

The Capital One Financial Corporation Board of Directors recommends that you vote FOR the management proposal to amend Capital One Financial Corporation’s Restated Certificate of Incorporation to remove remaining supermajority voting requirements and references to Signet Banking Corporation (Proposal 2) for the 2023 Annual Stockholder Meeting. If you do not vote your shares on the management proposal, or if you do not provide voting instructions on the management proposal to your broker, it has the effect of voting against the proposal.

/s/ Matthew W. Cooper

Matthew W. Cooper, Corporate Secretary

Voting is quick and will only take a few minutes.

To speak with a live agent and vote please call:

1-855-976-3332

Please vote promptly.

Thank you for voting!